Exhibit 4.2

PROFOUND MEDICAL CORP.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018,
2017 AND 2016

PRESENTED IN CANADIAN DOLLARS

1

Independent auditor’s report

To the Shareholders of Profound Medical Corp.

Our opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Profound Medical Corp. and its subsidiaries (together, the Company) as at December 31, 2018 and 2017, and its financial performance and its cash flows for each of the three years in the period ended December 31, 2018 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS).

What we have audited

The Company’s consolidated financial statements comprise:

•	the consolidated balance sheets as at December 31, 2018 and 2017;

•	the consolidated statements of loss and comprehensive loss for each of the three years in the period ended December 31, 2018;

•	the consolidated statements of changes in shareholders’ equity for each of the three years in the period ended December 31, 2018;

•	the consolidated statements of cash flows for each of the three years in the period ended December 31, 2018; and

•	the notes to the consolidated financial statements, which include a summary of significant accounting policies.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada. We have fulfilled our other ethical responsibilities in accordance with these requirements.

PricewaterhouseCoopers LLP

PwC Centre, 354 Davis Road, Suite 600, Oakville, Ontario, Canada L6J 0C5

T: +1 905 815 6300, F: +1 905 815 6499

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

2

Other information

Management is responsible for the other information. The other information comprises the Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

3

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

4

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is Neil Rostant.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Oakville, Ontario, Canada

August 14, 2019

5

Profound Medical Corp.

Consolidated Balance Sheets

As at December 31, 2018 and 2017

	2018	2017
	$	$

Assets (note 10)

Current assets
Cash	30,687,183	11,103,223
Trade and other receivables (note 5)	2,686,112	4,251,658
Investment tax credits receivable	480,000	240,000
Inventory (note 6)	3,631,623	1,431,157
Prepaid expenses and deposits (note 20)	434,871	576,028
Total current assets	37,919,789	17,602,066

Property and equipment (note 7)	1,207,357	1,726,150
Intangible assets (note 8)	4,013,561	5,141,998
Goodwill (note 8)	3,409,165	3,409,165

Total assets	46,549,872	27,879,379

Liabilities

Current liabilities
Accounts payable and accrued liabilities	3,912,350	5,081,704
Deferred revenue (note 2)	312,558	132,364
Long-term debt (note 10)	1,339,583	4,701,214
Provisions (note 9)	1,352,017	93,222
Other liabilities (notes 10 and 11)	567,296	534,958
Derivative financial instrument (note 10)	98,203	-
Income taxes payable	297,353	72,779
Total current liabilities	7,879,360	10,616,241

Long-term debt (note 10)	10,615,662	443,875
Deferred revenue (note 2)	379,044	108,952
Provisions (note 9)	49,319	988,239
Other liabilities (notes 10 and 11)	1,000,153	1,580,933

Total liabilities	19,923,538	13,738,240

Shareholders’ Equity

Share capital (note 12)	120,932,404	98,365,770
Contributed surplus	16,756,294	6,103,970
Accumulated other comprehensive loss	(28,703)	(57,929)
Deficit	(111,033,661)	(90,270,672)

Total Shareholders’ Equity	26,626,334	14,141,139

Total Liabilities and Shareholders’ Equity	46,549,872	27,879,379

Commitments and contingencies (note 20)

The accompanying notes are an integral part of these consolidated financial statements.

6

Profound Medical Corp.

Consolidated Statements of Loss and Comprehensive Loss

For the years ended December 31, 2018 and 2017 and 2016

	2018	2017	2016
	$	$	$

Revenue
Products	2,421,331	4,663,986	-
Services	180,947	240,564	-
	2,602,278	4,904,550	-
Cost of sales (note 14)	1,778,501	3,032,208	-
Gross profit	823,777	1,872,342	-

Operating expenses (note 14)
Research and development – net of investment tax credits of $240,000 (2017 – $240,000, 2016 – $240,000)	10,265,388	9,638,190	9,988,693
General and administrative	6,656,723	5,935,215	4,369,288
Selling and distribution	4,091,347	3,925,804	1,282,433
Total operating expenses	21,013,458	19,499,209	15,640,414

Operating Loss	20,189,681	17,626,867	15,640,414

Other income and expense
Finance costs (note 15)	826,312	1,249,084	829,899
Finance income	(483,788)	(127,732)	(157,598)
	342,524	1,121,352	672,301
Loss before taxes	20,532,205	18,748,219	16,312,715

Income taxes (note 16)	230,784	74,123	14,054

Net loss for the year	20,762,989	18,822,342	16,326,769

Other comprehensive loss (income)
Item that may be reclassified to profit or loss
Foreign currency translation adjustment – net of tax	29,226	(69,245)	11,316

Net loss and comprehensive loss for the year	20,792,215	18,753,097	16,338,085

Loss per share (note 17)
Basic and diluted loss per common share	0.21	0.31	0.39

The accompanying notes are an integral part of these consolidated financial statements.

7

Profound Medical Corp.

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2018 and 2017 and 2016

	Number of shares	Share capital $	Contributed surplus $	Accumulated other comprehensive income (loss) $	Deficit $	Total $

Balance - January 1, 2016	39,473,327	67,082,821	2,002,190	-	(55,121,561)	13,963,450

Net loss for the year	-	-	-	-	(16,326,769)	(16,326,769)
Cumulative translation adjustment – net of tax	-	-	-	11,316	-	11,316
Exercise of share options	12,250	6,860	(3,185)	-	-	3,675
Share-based compensation (note 13)	-	-	1,001,558	-	-	1,001,558
Issuance of units on bought deal financing (note 12)	15,820,000	16,182,997	-	-	-	16,182,997
Balance - December 31, 2016	55,305,577	83,272,678	3,000,563	11,316	(71,448,330)	14,836,227

Net loss for the year	-	-	-	-	(18,822,342)	(18,822,342)
Cumulative translation adjustment – net of tax	-	-	-	(69,245)	-	(69,245)
Exercise of share options	411,800	271,471	(171,170)	-	-	100,301
Share-based compensation (note 13)	-	-	1,338,330	-	-	1,338,330
Issuance of common shares on acquisition (note 4)	7,400,000	7,844,000	-	-	-	7,844,000
Issuance of units on bought deal financing (note 12)	10,000,000	6,977,621	1,936,247	-	-	8,913,868
Balance - December 31, 2017	73,117,377	98,365,770	6,103,970	(57,929)	(90,270,672)	14,141,139

Net loss for the year	-	-	-	-	(20,762,989)	(20,762,989)
Cumulative translation adjustment – net of tax	-	-	-	29,226	-	29,226
Exercise of share options	437,562	306,882	(201,625)	-	-	105,257
Share-based compensation (note 13)	-	-	1,086,199	-	-	1,086,199
Issuance of units on bought deal financing (note 12)	34,500,000	22,259,752	9,767,750	-	-	32,027,502
Balance - December 31, 2018	108,054,939	120,932,404	16,756,294	(28,703)	(111,033,661)	26,626,334

The accompanying notes are an integral part of these consolidated financial statements.

8

Profound Medical Corp.

Consolidated Statements of Cash Flows

For the years ended December 31, 2018 and 2017 and 2016

	2018 $	2017 $	2016 $

Operating activities
Net loss for the year	(20,762,989)	(18,822,342)	(16,326,769)
Adjustment to reconcile net loss to net cash flows from operating activities
Depreciation of property and equipment	546,001	371,320	167,335
Amortization of intangible assets	1,128,437	500,518	19,673
Loss on disposal of property and equipment	-	-	10,248
Share-based compensation	1,086,199	1,338,330	1,001,558
Interest and accretion expense (note 15)	1,028,843	1,347,825	829,899
Change in deferred rent	7,108	123,627	-
Deferred revenue	450,286	241,316	-
Change in fair value of derivative financial instrument	(96,619)	-	-
Change in fair value of contingent consideration	(325,253)	82,578	-
Change in non-cash working capital balances
Investment tax credits receivable	(240,000)	24,000	(91,000)
Trade and other receivables	1,565,546	(3,985,322)	(173,857)
Prepaid expenses and deposits	141,157	120,881	(557,604)
Inventory	(2,200,466)	(1,014,334)	(416,823)
Accounts payable and accrued liabilities	(1,167,336)	3,245,048	775,781
Provisions	319,875	1,041,842	-
Customer deposits	-	(259,293)	259,293
Income taxes payable	224,574	72,779	-
Total cash used in operating activities	(18,294,637)	(15,571,227)	(14,502,266)

Investing activities
Cash acquired in business acquisition (note 4)	-	183,988	-
Sale of short-term investment	-	-	10,000,000
Purchase of intangible assets	-	(34,080)	(223,174)
Purchase of property and equipment	-	(430,569)	(863,991)
Total cash (used in) from investing activities	-	(280,661)	8,912,835

Financing activities
Issuance of common shares	34,500,000	10,000,000	17,402,000
Transaction costs paid on issuance of common shares	(2,472,498)	(1,086,132)	(1,219,003)
Proceeds from bank loan	12,500,000	-	-
Bank loan costs paid	(735,698)	-	-
Payment of long-term debt and interest	(5,851,489)	(2,877,050)	(286,700)
Payment of other liabilities	(166,975)	(15,069)	-
Proceeds from share options exercised	105,257	100,301	3,675
Total cash from financing activities	37,878,597	6,122,050	15,899,972

Net change in cash during the year	19,583,960	(9,729,838)	10,310,541
Cash – Beginning of year	11,103,223	20,833,061	10,522,520
Cash – End of year	30,687,183	11,103,223	20,833,061

The accompanying notes are an integral part of these consolidated financial statements.

9

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

1	Description of business

Profound Medical Corp. (Profound) and its subsidiaries (together, the Company) were incorporated under the Ontario Business Corporations Act on July 16, 2014. The Company is a medical technology company developing treatments to ablate the prostate gland, uterine fibroids and nerves for palliative pain relief for patients with metastatic bone disease.

The Company’s registered address is 2400 Skymark Avenue, Unit 6, Mississauga, Ontario, L4W 5K5.

2	Summary of significant accounting policies and basis of preparation

Basis of preparation

The Company prepares its consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS). The Board of Directors approved these consolidated financial statements on August 14, 2019. These consolidated financial statements comply with IFRS.

Adoption of new accounting standards

A number of new amended standards became applicable for the current reporting period and the Company had to change its accounting policies as a result. The impact of the adoption of these standards is disclosed below:

•	IFRS 9, Financial Instruments

IFRS 9, Financial Instruments (IFRS 9) replaces the provisions of International Accounting Standard (IAS) 39, Financial Instruments – Recognition and Measurement (IAS 39) that relate to the recognition, classification and measurement of financial assets and financial liabilities, derecognition of financial instruments, impairment of financial assets and hedge accounting. The adoption of IFRS 9 from January 1, 2018 resulted in changes in the Company’s accounting policies but it did not result in any adjustments.

The Company has applied IFRS 9 retrospectively, but has elected not to restate comparative information. As a result, the comparative information provided continues to be accounted for in accordance with the Company’s previous accounting policy.

The Company has one type of financial asset that is subject to IFRS 9’s new expected credit loss model, which is trade and other receivables. The Company was required to revise its impairment methodology under IFRS 9 for trade and other receivables and this resulted in no adjustments as at January 1, 2018. The Company applies the IFRS 9 simplified approach to measuring expected credit losses, which uses a lifetime expected loss allowance for all trade and other receivables. To measure the expected credit losses, trade and other receivables have been grouped based on shared credit risk characteristics and the days past due. On that basis, the loss allowance as at January 1, 2018 and December 31, 2018 is nominal as the Company only transacts with hospitals and private clinics and has not incurred any credit losses since revenue began.

10

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

Trade and other receivables are written off when there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, among others, failure to make contractual payments for an extended period of time.

There was no impact on the Company’s financial liabilities as a result of the adoption of IFRS 9 and no material change to the Company’s accounting policies for financial liabilities. All historical changes to the Company’s debt agreements were accounted for as extinguishments under IAS 39, which is consistent with the required treatment under IFRS 9.

•	IFRS 15, Revenue from Contracts with Customers

IFRS 15, Revenue from Contracts with Customers (IFRS 15) amends revenue recognition requirements and establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The adoption of IFRS 15 from January 1, 2018 resulted in changes in the Company’s revenue recognition accounting policy but it did not result in any adjustments. In accordance with the transitional provisions in IFRS 15, the Company has adopted the new rules on a full retrospective basis.

The Company sells separately priced extended warranty service contracts that extend maintenance coverage beyond the base warranty for its medical devices. The separately priced service contracts typically range from 12 to 24 months. As at December 31, 2018, the Company had $691,602 (2017 – $241,316) of deferred revenue related to unfulfilled performance obligations associated with these extended warranty service contracts. The Company expects to recognize the revenue associated with the unfulfilled performance obligations over the following annual periods:

	December 31, 2018 $	December 31, 2017 $

2018	-	132,364
2019	312,558	96,910
2020	249,808	12,042
2021	64,618	-
2022	64,618	-

	691,602	241,316

Use of estimates and judgments

The preparation of consolidated financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 3.

11

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

Consolidation

Subsidiaries are all entities over which the Company has control. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The wholly owned subsidiaries of Profound are consolidated from the date control is obtained. All intercompany transactions, balances, income and expenses on transactions with the subsidiaries are fully eliminated.

These consolidated financial statements include the following wholly owned subsidiaries of the Company: Profound Medical Inc., Profound Medical Oy, Profound Medical GmbH and Profound Medical (U.S.) Inc.

Business combinations

The acquisition method of accounting is used to account for business combinations. The consideration transferred in a business combination is measured at fair value at the date of acquisition. Acquisition-related transaction costs are recognized in the consolidated statements of loss and comprehensive loss as incurred. At the acquisition date, the identifiable assets acquired and the liabilities assumed are initially recognized at their fair value. Goodwill is measured as the excess of the sum of the consideration transferred and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed. When the consideration transferred by the Company in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition date fair value and is included as part of the consideration transferred in a business combination. Changes in the acquisition date fair values of the identifiable assets, liabilities and contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the measurement period (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

Other than measurement period adjustments, contingent consideration that is classified as a financial liability is remeasured at subsequent reporting dates, with the corresponding gain or loss recognized in the consolidated statements of loss and comprehensive loss.

Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker has been identified as the chief executive officer.

Foreign currency translation

The Company has a functional currency of Canadian dollars and the functional currency of each subsidiary is determined based on facts and circumstances relevant for each subsidiary. Where the Company’s presentation currency of Canadian dollars differs from the functional currency of a subsidiary, the assets and liabilities of the subsidiary are translated from the functional currency into the presentation currency at the exchange rates as at the reporting date. The income and expenses of the subsidiaries are translated at rates approximating the exchange rates at the dates of the transactions. Exchange differences arising on the translation of the financial statements of the Company’s subsidiaries are recognized in other comprehensive loss (income).

12

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

Foreign currency transactions are translated into the functional currency of the Company or its subsidiaries, using the exchange rates prevailing at the dates of these transactions. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than an entity’s functional currency are recognized in the consolidated statements of loss and comprehensive loss, within finance costs.

Investment tax credits

The benefits of refundable investment tax credits (ITCs) for scientific research and experimental development (SR&ED) expenditures are recognized in the year the qualifying expenditure is made providing there is reasonable assurance of recoverability. The refundable ITCs recorded are based on management’s estimates of amounts expected to be recovered and are subject to audit by taxation authorities. The refundable ITCs reduce the research and development expenses to which they relate.

Accounting policy applied from January 1, 2018 – financial assets

From January 1, 2018, the Company classifies its financial assets in the following measurement categories:

•	those to be measured subsequently at fair value (either through other comprehensive income, or through profit or loss); and

•	those to be measured at amortized cost.

The classification depends on the Company’s business model for managing the financial assets and the contractual terms of the cash flows. The Company does not currently have any assets measured subsequently at fair value.

At initial recognition, the Company measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset.

Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

The Company assesses on a forward-looking basis the expected credit losses associated with its financial assets carried at amortized cost. For trade and other receivables, the Company applies the simplified approach permitted by IFRS 9, which requires lifetime expected credit losses to be recognized at the time of initial recognition of the receivables.

Inventories

Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Cost is determined using the first-in, first-out method for finished goods and weighted average cost for raw materials.

13

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. The carrying amount of a replaced asset is derecognized when replaced. Repairs and maintenance costs are charged to the consolidated statements of loss and comprehensive loss during the year in which they are incurred.

The major categories of property and equipment are depreciated on a straight-line basis as follows:

Furniture and fittings	20% per year
Research and manufacturing equipment	30% per year
Computer equipment	45% per year
Computer software	100% per year
Leasehold improvements	over the term of the lease

Residual values, methods of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

Goodwill

Goodwill represents the excess fair value of the consideration transferred over the fair value of the underlying net assets in a business combination and is measured at cost less accumulated impairment losses. Goodwill is not amortized but is tested for impairment on an annual basis or more frequently if there are indications the goodwill may be impaired. For the purposes of impairment testing, goodwill is allocated to each of the Company’s cash generating units (CGUs) or group of CGUs that are expected to benefit from the synergies of the acquisition. If the recoverable amount of the CGU or group of CGUs is less than the carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill and then to other assets of the CGU or group of CGUs.

Identifiable intangible assets

The Company’s intangible assets are stated at cost, less accumulated amortization and are amortized on a straight-line basis in the consolidated statements of loss and comprehensive loss over their estimated useful lives.

The major categories of intangible assets are amortized as follows:

Exclusive licence agreement	20 years
Software	5 years
Brand	5 years
Proprietary technology	5 years

Impairment of non-financial assets

Property and equipment and intangible assets are tested for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flow CGUs.

14

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

The recoverable amount is the higher of an asset’s fair value, less costs of disposal and value in use (which is the present value of the expected future cash flows of the relevant asset or CGU). An impairment loss is recognized as the amount by which the asset’s carrying amount exceeds its recoverable amount. The Company evaluates impairment losses for potential reversals when events or circumstances warrant such consideration.

Accounts payable and accrued liabilities

These amounts represent liabilities for goods and services provided to the Company before the end of the financial year, which are unpaid. Accounts payable and accrued liabilities are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

Long-term debt

Long-term debt is initially recognized at fair value, net of transaction costs incurred. Long-term debt is subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in the consolidated statements of loss and comprehensive loss over the period of the long-term debt using the effective interest method.

Long-term debt is removed from the consolidated balance sheets when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished and the consideration paid is recognized in the consolidated statements of loss and comprehensive loss within finance costs.

Financial liabilities and equity instruments

•	Classification as debt or equity

Instruments issued by the Company are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

•	Knight Loan

The Knight Loan contained a financial liability in accordance with the terms of the contractual arrangements. At the date of issue, the host financial liability was recorded at fair value. The financial liability was measured on an amortized cost basis using the effective interest method over the expected life and was subsequently remeasured at fair value through profit or loss.

Provisions

A provision is recognized when the Company has a legal or constructive obligation as result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

15

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

Revenue

To determine revenue recognition for arrangements the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

The Company derives its revenues primarily from the sale of medical devices. Revenue is recognized when a contractual promise to a customer (performance obligation) has been fulfilled by transferring control over the promised goods or services, generally at the point in time of shipment to or receipt of the products by the customer or when the services are performed. When contracts contain customer acceptance provisions, revenue is recognized on the satisfaction of the specific acceptance criteria.

The amount of revenue to be recognized is based on the consideration the Company expects to receive in exchange for its goods and services. For contracts that contain multiple performance obligations, the Company allocates the consideration to which it expects to be entitled to each performance obligation based on relative standalone selling prices and recognizes the related revenue when or as control of each individual performance obligation is transferred to customers.

Service revenue related to installation and training is recognized over the period in which the services are performed. Service revenue related to extended warranty service is deferred and recognized on a straight-line basis over the extended warranty period covered by the respective customer contract.

Under the terms of certain of the Company’s partnership agreements, the Company retains a percentage of all amounts earned with the remaining percentage due to the partner. Accordingly, associated revenue is recognized net of the consideration due to the partner.

Cost of sales

Cost of sales primarily includes the cost of finished goods, inventory provisions, royalties, warranty expense, freight and direct overhead expenses necessary to acquire or manufacture the finished goods.

Income taxes

Income taxes are accounted for using the liability method. Deferred tax assets and liabilities are recognized for the differences between the tax basis and carrying amounts of assets and liabilities, for operating losses and for tax credit carry-forwards. Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which temporary differences can be utilized. Deferred tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws.

16

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

Share-based compensation

The Company grants share options periodically to certain employees, directors, officers and advisers.

Options currently outstanding vest over four years and have a contractual life of ten years. Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. The fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized over the tranche’s vesting period using the graded vesting method by increasing contributed surplus based on the number of awards expected to vest.

Leases

Leases are classified as finance leases when the lease arrangement transfers substantially all of the risks and rewards related to the ownership of the leased asset. All other leases are treated as operating leases. Payments on operating lease agreements are recognized as an expense on a straight-line basis over the lease term. Associated costs, such as maintenance and insurance, are expensed as incurred.

Research and development costs

Research costs are charged to expense as incurred. Development costs are capitalized and amortized when the criteria for capitalization are met, otherwise they are expensed as incurred. No development costs have been capitalized to date.

Clinical trial expenses result from obligations under contracts with vendors, consultants and clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to the Company. The appropriate level of clinical trial expenses is reflected in the Company’s consolidated financial statements by matching period expenses with period services and efforts expended. These expenses are recorded according to the progress of the clinical trial as measured by patient progression and the timing of various aspects of the clinical trial. Clinical trial accrual estimates are determined through discussions with internal clinical personnel and outside service providers as to the progress or state of completion of clinical trials, or the services completed. Service provider status is then compared to the contractually obligated fees to be paid for such services. During the course of a clinical trial, the Company may adjust the rate of clinical expense recognized if actual results differ from management’s estimates.

Loss per share

Basic loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated by dividing the applicable net loss by the sum of the weighted average number of shares outstanding during the year and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the year. The computation of diluted loss per share is equal to the basic loss per share due to the anti-dilutive effect of the share options and warrants.

17

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

Reclassification

Certain prior year figures have been reclassified to conform with the current year presentation.

Accounting standards issued but not yet adopted

•	IFRS 16, Leases (IFRS 16)

IFRS 16 sets out the principles for the recognition, measurement and disclosure of leases. IFRS 16 provides revised guidance on identifying a lease and for separating lease and non-lease components of a contract. IFRS 16 introduces a single accounting model for all lessees, thereby removing the distinction between operating and finance leases. IFRS 16 requires a lessee to recognize an asset (right-to-use the leased item) and a financial liability to pay rentals on the interim condensed consolidated balance sheets with terms of more than 12 months, unless the underlying asset is of low value. The standard permits either a full retrospective or a modified retrospective approach for the adoption. IFRS 16 was effective for annual periods beginning on or after January 1, 2019.

The Company has adopted IFRS 16 retrospectively from January 1, 2019, but did not restate comparative information, as permitted under the specific transitional provisions in the standard in accordance with the modified retrospective approach for adoption. The reclassifications and the adjustments arising from the new leasing standard were therefore recognized in the opening consolidated balance sheet on January 1, 2019.

Adjustments recognized on adoption of IFRS 16

On adoption of IFRS 16, the Company recognized lease liabilities in relation to leases, which had previously been classified as operating leases under the principles of IAS 17, Leases (IAS 17). These liabilities were measured at the present value of the remaining lease payments, discounted using the incremental borrowing rate as of January 1, 2019. The weighted average lessee’s incremental borrowing rate applied to the lease liabilities on January 1, 2019 was 4%.

$

Operating lease commitments as at December 31, 2018	3,313,292
Asset retirement obligation	111,100
Discounted using the Company’s average incremental borrowing rate of 4.0%	(836,665)
Lease liabilities recognized as at January 1, 2019	2,587,727

The change in accounting policy affected the following items in the consolidated balance sheet on January 1, 2019:

18

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

Increase (decrease) $

Right-of-use assets	2,616,773
Lease liabilities	2,587,727
Prepaid expenses and deposits	(210,000)
Provisions	(49,319)
Other liabilities	(292,054)
Deficit	160,419

Practical expedients applied

The Company elected to apply the practical expedient not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low value assets. The lease payments associated with these leases are recognized as an expense on a straight-line basis over the lease term.

The Company also elected not to reassess whether a contract is, or contains a lease at the date of initial application. Instead, for contracts entered into before the transition date, the Company has relied on its assessment made applying IAS 17 and IFRIC 4, Determining whether an Arrangement contains a Lease.

•	IFRIC 23, Uncertainty over Income Tax Treatments (IFRIC 23)

In June 2017, the IASB issued IFRIC 23, with a mandatory effective date of January 1, 2019. The interpretations provide guidance on how to value uncertain income tax positions based on the probability of whether the relevant tax authorities will accept the Company’s tax treatments. A Company is to assume that a taxation authority with the right to examine any amounts reported to it will examine those amounts and will have full knowledge of all relevant information when doing so. IFRIC 23 is to be applied by recognizing the cumulative effect of initially applying these guidelines in opening deficit without adjusting comparative information. There was no impact in applying the new standard.

3	Critical accounting estimates and judgments

Critical accounting judgments

•	Complex financial instruments and provisions

The Company makes various judgments when determining the accounting for certain complex financial instruments and provisions. The Company has concluded that the contingent consideration in a business combination represents a financial liability measured at fair value through profit or loss. The revenue share obligation represents an executory contract and is accounted for as a best estimate provision.

19

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

•	Accounting for acquisitions

The Company assesses whether an acquisition should be accounted for as an asset acquisition or a business combination under IFRS 3. This assessment requires management to assess whether the assets acquired and liabilities assumed constitute a business as defined in IFRS 3 and if the integrated set of activities, including inputs and processes acquired, is capable of being conducted and managed as a business and the Company obtains control of the business. The Company’s acquisition has been accounted for as a business combination.

Critical accounting estimates

The Company makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed as follows:

•	Revenue share obligation

The revenue share obligation provision was determined using certain assumptions described in note 9. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on conditions existing at the end of each reporting period.

•	Impairment of non-financial assets

The Company reviews amortized non-financial assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may be impaired. It also reviews goodwill annually for impairment. If the recoverable amount of the respective non-financial asset is less than its carrying amount, it is considered to be impaired. In the process of measuring the recoverable amount, management makes assumptions about future events and circumstances. The actual results may vary and may cause significant adjustments.

•	Accounting for acquisitions and contingent consideration

Areas of estimation include the determination and fair value measurement of the contingent consideration, which includes the Company developing its best estimate of projected revenue, the probability of the contingency being achieved and the discount rate. Management is also required to make estimates of the fair value of assets acquired and liabilities assumed.

•	Clinical trial expenses

Clinical trial expenses are accrued based on the services received and efforts expended pursuant to agreements with clinical trial sites and other vendors. In the normal course of business, the Company contracts third parties to perform various clinical trial activities. The financial terms of these agreements vary from contract to contract, are subject to negotiation and may result in uneven payment flows. Payments under the contracts depend on factors such as the achievement of certain events, the successful enrollment of patients or the completion of certain portions of a clinical trial. The Company determines the accrual by reviewing contracts, vendor agreements and through discussions with internal personnel and external clinical trial sites as to the progress or stage of completion of the clinical trial and the agreed on fees to be paid for such services. Actual costs and timing of the clinical trial are uncertain, subject to risks and may change depending on a number of factors.

20

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

4	Business combination

On July 31, 2017, the Company entered into an Asset and Share Purchase Agreement (the agreement) to acquire all of the issued and outstanding shares and certain assets of Royal Philips’ (Philips) Sonalleve MR-HIFU business (Sonalleve). Under the terms of the agreement, Philips transferred its Sonalleve assets to the Company for an upfront consideration of 7,400,000 common shares of the Company. The agreement includes certain contingent consideration payments payable monthly in euro tied to future revenue levels of the Sonalleve business summarized as follows:

•	5% of revenue between the date of acquisition and December 31, 2017;

•	6% of revenue during the year ending December 31, 2018;

•	7% of revenue during the years ending December 31, 2019 and 2020; and

if total revenues are in excess of a defined amount from the date of acquisition to December 31, 2020, then the Company will be required to pay 7% of revenue from the date of acquisition to December 31, 2019.

As part of closing the agreement, the Company committed to repay all amounts outstanding under the Knight Loan (note 10) on or before December 31, 2018. The Knight Loan was repaid on July 25, 2018.

The non-exclusive strategic sales relationship with Philips was expanded to include distribution of Sonalleve. Under the terms of the agreement, Philips will also provide other services, including, but not limited to, manufacturing and installation of Sonalleve MR-HIFU for a certain period of time at market rates.

The contingent consideration (note 11) is classified as a Level 3 financial liability within the fair value hierarchy given its fair value is estimated using the discounted value of estimated future payments. The key assumptions in valuing the contingent consideration include: estimated projected net sales; the likelihood of certain levels being reached; and a discount rate of 15%. During the year ended December 31, 2018, the change in fair value of the contingent consideration was a gain of $325,253 (2017 – loss of $82,578, 2016 - $nil).

21

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

The Company accounted for this transaction as a business combination and has applied the acquisition method of accounting. The purchase price allocation of assets acquired and liabilities assumed and the fair value of the total consideration transferred is as follows:

$

Assets acquired and liabilities assumed
Cash	183,988
Accounts payable and accrued liabilities	(183,988)
Property and equipment (note 7)	713,872
Intangible assets (note 8)	5,372,435
Goodwill	3,409,165
9,495,472

Consideration paid or payable
Common shares issued	7,844,000
Fair value of contingent consideration (note 11)	1,651,472
9,495,472

Goodwill of $3,409,165 arising from the acquisition is attributable to the acquired workforce and synergies expected from combining the operations of the Company.

Had the Sonalleve MR-HIFU business been consolidated from January 1, 2017, the consolidated statements of loss and comprehensive loss would be pro forma revenue of $6,883,850 and a pro forma net loss and comprehensive loss of $21,657,797 for the year ended December 31, 2017.

During the period from July 31, 2017 to December 31, 2017, there was revenue of $2,484,804 and a net loss and comprehensive loss of $1,166,582 recorded in the consolidated statements of loss and comprehensive loss related to the former Sonalleve MR-HIFU business.

Acquisition related costs of $716,767 have been charged to general and administrative expenses in the consolidated statements of loss and comprehensive loss.

5	Trade and other receivables

The trade and other receivables balance comprises the following:

	2018 $	2017 $

Trade receivables	1,791,688	3,971,768
Interest receivable	55,730	-
Indirect tax receivables	565,832	279,890
Other receivables	272,862	-

Total trade and other receivables	2,686,112	4,251,658

22

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

Trade receivables include the gross revenue amount billed to customers and certain amounts that are included in deferred revenue. Included in accounts payable and accrued liabilities is an amount of $nil (2017 – $2,534,259) payable to the same counterparty as the corresponding trade receivable balance of $nil (2017 –$3,505,423) as there is no legal right of offset with respect to the receivable and payable balances.

An aging of trade receivable balances past due is as follows:

	2018 $	2017 $

Past due 1 – 30 days	-	16,057
Past due 31 – 60 days	-	1,553,215

	-	1,569,272

Amounts past due represent trade receivables past due based on the customer’s contractual terms. The Company applies the simplified approach to providing for expected credit losses prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade receivables (note 18).

6	Inventory

	2018 $	2017 $

Finished goods	2,305,746	715,193
Raw materials	1,383,572	799,589
Inventory provision	(57,695)	(83,625)

Total inventory	3,631,623	1,431,157

During the year ended December 31, 2018, $1,648,728 (2017 – $2,255,727, 2016 – $nil) of inventory was recognized in cost of sales. The Company decreased its inventory provision by $25,930 during the year ended December 31, 2018 (2017 – $44,603). There were no other inventory writedowns charged to cost of sales during the year ended December 31, 2018.

23

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

7	Property and equipment

Property and equipment consist of the following:

	Furniture and fittings $	Research and manufact- uring equipment $	Leasehold Improve- ments $	Computer equipment $	Computer software $	Total $

Year ended December 31, 2017
Opening net book value	173,201	180,395	530,148	69,285	-	953,029
Additions	-	254,378	140,181	19,860	-	414,419
Acquisition (note 4)	-	713,872	-	-	-	713,872
Foreign exchange	-	16,150	-	-	-	16,150
Depreciation	(38,318)	(217,207)	(64,540)	(51,255)	-	(371,320)
Closing net book value	134,883	947,588	605,789	37,890	-	1,726,150

At December 31, 2017
Cost	235,169	1,386,692	718,742	212,541	176,462	2,729,606
Accumulated depreciation	(100,286)	(439,104)	(112,953)	(174,651)	(176,462)	(1,003,456)
Net book value	134,883	947,588	605,789	37,890	-	1,726,150

Year ended December 31, 2018
Opening net book value	134,883	947,588	605,789	37,890	-	1,726,150
Foreign exchange	-	27,208	-	-	-	27,208
Depreciation	(38,318)	(403,554)	(69,282)	(34,847)	-	(546,001)
Closing net book value	96,565	571,242	536,507	3,043	-	1,207,357

At December 31, 2018
Cost	235,169	1,386,692	718,742	212,541	176,462	2,729,606
Accumulated depreciation	(138,604)	(815,450)	(182,235)	(209,498)	(176,462)	(1,522,249)
Net book value	96,565	571,242	536,507	3,043	-	1,207,357

24

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

8	Intangible assets

Intangible assets consist of the following:

	Exclusive licence agreement $	Software $	Proprietary technology $	Brand $	Total $

Year ended December 31, 2017
Opening net book value	30,000	232,685	-	-	262,685
Additions	-	34,080	-	-	34,080
Acquisition (note 4)	-	-	4,489,295	883,140	5,372,435
Disposals	-	(26,684)	-	-	(26,684)
Amortization	(2,500)	(50,315)	(374,108)	(73,595)	(500,518)
Closing net book value	27,500	189,766	4,115,187	809,545	5,141,998

As at December 31, 2017
Cost	50,000	257,254	4,489,295	883,140	5,679,689
Accumulated amortization	(22,500)	(67,488)	(374,108)	(73,595)	(537,691)
Net book value	27,500	189,766	4,115,187	809,545	5,141,998

Year ended December 31, 2018
Opening net book value	27,500	189,766	4,115,187	809,545	5,141,998
Amortization	(2,500)	(51,450)	(897,859)	(176,628)	(1,128,437)
Closing net book value	25,000	138,316	3,217,328	632,917	4,013,561

As at December 31, 2018
Cost	50,000	257,254	4,489,295	883,140	5,679,689
Accumulated amortization	(25,000)	(118,938)	(1,271,967)	(250,223)	(1,666,128)
Net book value	25,000	138,316	3,217,328	632,917	4,013,561

The Company has a licence agreement (the licence) with Sunnybrook Health Sciences Centre (Sunnybrook), pursuant to which Sunnybrook licenses to the Company certain intellectual property. Pursuant to the licence, the Company has exclusively licenced-in rights that enable the Company to use Sunnybrook’s technology for MRI-guided trans-urethral ultrasound therapy. Under the licence, the Company is subject to various obligations, including milestone payments of up to $250,000 (on FDA approval) and legal costs associated with patent application preparation, filing and maintenance. Subject to certain buyout provisions as defined in the licence, the Company has the option to acquire ownership of the licensed technology and intellectual property. In addition, the Company has a further option to acquire rights to improvements to the relevant technology and intellectual property. If the Company fails to comply with any of its obligations or otherwise breaches this agreement, Sunnybrook may have the right to terminate the licence.

25

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

In accordance with the Company’s accounting policy, the carrying value of goodwill is assessed annually as well as assessed for impairment triggers at each reporting date to determine whether there exists any indicators of impairment. When there is an indicator of impairment of non-current assets within a CGU or group of CGUs containing goodwill, the Company tests the non-current assets for impairment first and recognizes any impairment loss on goodwill before applying any remaining impairment loss against the non-current assets within the CGU.

The Company completed its annual goodwill impairment testing on the goodwill related to the Sonalleve MR-HIFU CGU, which comprises all of the goodwill of the Company, on December 31, 2018. The recoverable amount of the Sonalleve MR-HIFU CGU was calculated using fair value less costs of disposal (FVLCD).

The calculation of the recoverable amount of the Sonalleve MR-HIFU CGU was determined using discounted cash flow projections based on financial forecasts approved by management covering a four-year period (Level 3 of the fair value hierarchy) and a terminal growth assumption of 4%. The key assumptions and estimates used in determining the FVLCD are related to revenue and EBITDA assumptions, which are based on the financial forecast and assumed growth rates, working capital assumptions, the effective tax rate of 26.5% and the discount rate of 20.3% applied to the cash flow projections. As a result of the impairment testing performed, it was determined that the recoverable amount of the Sonalleve MR-HIFU CGU of $13,864,000 exceeded the carrying value of $7,659,000 and no impairment writedown was required.

9	Provisions

	Asset retirement obligation $	Revenue share obligation $	Warranty provision $	Total $

As at January 1, 2017	39,619	-	-	39,619
Additions	-	921,906	115,351	1,037,257
Accretion expense	4,585	-	-	4,585
As at December 31, 2017	44,204	921,906	115,351	1,081,461
Additions	-	208,242	65,079	273,321
Expiry	-	-	(74,582)	(74,582)
Foreign exchange	-	111,509	4,512	116,021
Accretion expense	5,115	-	-	5,115
As at December 31, 2018	49,319	1,241,657	110,360	1,401,336
Less: Current portion	-	1,241,657	110,360	1,352,017
Long-term portion	49,319	-	-	49,319

Asset retirement obligation

The asset retirement obligation is related to the Company’s leasehold improvements.

26

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

Revenue share obligation

The Company has certain minimum amounts payable under a co-marketing and co-selling agreement with Siemens Healthcare GmbH (Siemens). The provision was determined using the following assumptions:

•	estimated probability of a new agreement being signed based on the facts and circumstances in place as at December 31, 2018 that eliminated these minimum amounts payable;

•	future revenue forecasts related to the revenue share agreement; and

•	a discount rate of 11%.

The amount has been included in selling and distribution expenses in the consolidated statements of loss and comprehensive loss.

Subsequent to year-end, the Company replaced the original co-marketing and co-selling agreement with Siemens with a new agreement. Under the new agreement, all prior financial commitments and obligations owed to Siemens are released and replaced with a non-exclusive licence resulting in a one-time fixed licence fee and a per annum payment per device interfaced to a Siemens MRI scanner. In exchange for the one-time fixed licence fee and per annum payments, the Company obtained a non-exclusive licence and reasonable support for the term of the agreement.

Warranty provision

The warranty provision is related to the Company’s estimate of future warranty obligations on product sales, which generally have a term of 12 to 24 months.

10	Long-term debt

A summary of the long-term debt is as follows:

	2018 $	2017 $

CIBC loan	11,955,245	-
FedDev and HTX loans	-	1,607,195
Knight Loan	-	3,537,894
Balance – End of year	11,955,245	5,145,089
Less: Current portion	1,339,583	4,701,214
Long-term portion	10,615,662	443,875

The Federal Economic Development Agency (FedDev) loan with total proceeds of $867,000 was unsecured and non-interest bearing. The final repayment of $563,550 was made on July 25, 2018.

27

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

During the year ended December 31, 2018, the Company recognized $90,775 of interest and accretion expense on this loan (2017 – $54,024, 2016 – $57,076).

The Health Technology Exchange (HTX) loans with total proceeds of $1,500,000 were unsecured and bearing interest at 4.50% per annum. The final repayment of $1,094,698, including accrued interest, was made on March 31, 2018.

During the year, the Company recognized $18,078 of interest and accretion expense on this loan (2017 – $111,978, 2016 – $107,046).

A reconciliation of the FedDev and HTX loans is as follows:

	2018 $	2017 $

Balance – Beginning of year	1,607,195	2,027,893
Repayment	(1,716,048)	(586,700)
Interest and accretion expense	108,853	166,002
Balance – End of year	-	1,607,195
Less: Current portion	-	1,163,320
Long-term portion	-	443,875

On April 30, 2015, Profound Medical Inc. signed an agreement with Knight Therapeutics Inc. (Knight) to provide a secured loan of $4,000,000 (the Knight Loan) for an initial period of four years with an interest rate of 15% per annum, with payments of interest and principal deferred until June 30, 2017. As part of the agreement, Knight was also granted a royalty of 0.5% on net sales resulting from global sales of the Company’s products until May 20, 2019 (the royalty). In addition, the Company also entered into a distribution, licence and supply agreement with Knight pursuant to which Knight will act as the exclusive distributor of the Company’s product in Canada for an initial ten-year term, renewable for successive ten-year terms by either party. In connection with these arrangements, the Company issued to Knight 4% of the common shares of the Company (1,717,450 common shares). On July 25, 2018, the full amount of the Knight Loan, including prepayment fees, was repaid for a total payment of $3,188,023.

A reconciliation of the Knight Loan balance is as follows:

	2018 $	2017 $

Balance – Beginning of year	3,537,894	4,609,983
Repayment	(4,003,797)	(2,290,350)
Interest and accretion expense	465,903	1,218,261
Balance – End of year	-	3,537,894
Less: Current portion	-	3,537,894
Long-term portion	-	-

28

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

The royalty was initially recorded at fair value and was subsequently carried at amortized cost using the effective interest rate method. The initial fair value of the royalty was determined using future revenue forecasts for the term of the loan and a discount rate of 18%. During the year, the Company revised the fair value of the royalty, using future revenue forecasts for the term of the loan and a discount rate of 18%, and recognized an interest accretion recovery of $63,322 (2017 – $36,438, 2016 – $249,413). This liability is included within other liabilities on the consolidated balance sheets.

On July 30, 2018, the Company signed a term loan agreement with CIBC Innovation Banking (CIBC) to provide a secured loan for total initial gross proceeds of $12,500,000 maturing on July 29, 2022 with an interest rate based on prime plus 2.5%. The Company is required to make interest only payments until October 31, 2019 and monthly repayments on the principal of $378,788 plus accrued interest commencing on October 31, 2019. All obligations of the Company under the term loan agreement are guaranteed by current and future subsidiaries of the Company and include security of first priority interests in the assets of the Company and its subsidiaries. The Company has the ability to draw an additional $6,250,000 subject to the achievement of certain financing and product development milestones. The Company has a financial covenant in relation to the CIBC loan where unrestricted cash is required to be greater than operating cash expenditures for a trailing three-month period, reported on a monthly basis. The Company is in compliance with this financial covenant as at December 31, 2018.

$

Balance – Beginning of year	-
Proceeds received	12,500,000
Transaction costs	(930,520)
Interest and accretion expense	517,409
Repayment	(131,644)
Balance – End of year	11,955,245
Less: Current portion	1,339,583
Long-term portion	10,615,662

In connection with this term loan agreement, on July 31, 2018 the Company also issued 321,714 common share purchase warrants to CIBC, with each warrant entitling the holder to acquire one common share at a price of $0.97 per common share until the date that is 60 months from the closing of the term loan agreement, with a cashless exercise feature. The cashless exercise feature causes the conversion ratio to be variable and the warrants are therefore classified as a financial liability. Gains and losses on the warrants are recorded within finance costs on the consolidated statements of loss and comprehensive loss. A pricing model with observable market based inputs was used to estimate the fair value of the warrants issued. The estimated fair value of the warrants as at July 31, 2018 and December 31, 2018 was $194,822 and $98,203, respectively.

29

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

The variables used to determine the fair values are as follows:

	December 31, 2018	July 31, 2018

Share price	$0.55	$1.00
Volatility	86%	72%
Expected life of warrants	4.6 years	5 years
Risk-free interest rate	1.88%	2.19%
Dividend yield	-	-

11	Other liabilities

	Knight royalty payable $	Contingent consideration (note 4) $	Deferred rent $	Total $

As at January 1, 2017	148,401	-	161,320	309,721
Additions	-	1,651,472	123,627	1,775,099
Amounts paid	(15,069)	-	-	(15,069)
Change in fair value (note 15)	-	82,578	-	82,578
Accretion recovery (note 15)	(36,438)	-	-	(36,438)
As at December 31, 2017	96,894	1,734,050	284,947	2,115,891
Additions	-	-	7,108	7,108
Amounts paid	(13,919)	(153,056)	-	(166,975)
Change in fair value (note 15)	-	(325,253)	-	(325,253)
Accretion recovery (note 15)	(63,322)	-	-	(63,322)
As at December 31, 2018	19,653	1,255,741	292,055	1,567,449
Less: Current portion	19,653	547,643	-	567,296
Long-term portion	-	708,098	292,055	1,000,153

Knight royalty payable

As part of the Knight Loan, Knight was granted a royalty of 0.5% on net sales resulting from global sales of the Company’s products until May 20, 2019.

Deferred rent

The deferred rent obligation is related to the Company’s straight-line rent accrual for its current premises.

30

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

12	Share capital

Common shares

The Company is authorized to issue an unlimited number of common shares.

Issued and outstanding (with no par value)

	2018 $	2017 $	2016 $

108,054,939 (2017 – 73,117,377, 2016 – 55,305,577) common shares	120,932,404	98,365,770	83,272,678

On March 20, 2018, the Company closed a bought deal financing, resulting in the issuance of 34,500,000 units at a price of $1.00 per unit, for gross proceeds of $34,500,000 ($32,027,502, net of cash transaction costs). Each unit consisted of one common share of the Company and one-half of one warrant, with each whole warrant entitling the holder to acquire one common share at a price of $1.40 per common share until the date that is 60 months from the closing of the bought deal financing.

On September 20, 2017, the Company closed a bought deal financing, resulting in the issuance of 10,000,000 units at a price of $1.00 per unit for gross proceeds of $10,000,000 ($8,913,868, net of cash transaction costs). Each unit consisted of one common share of the Company and one-half of one warrant, with each whole warrant entitling the holder to acquire one common share at a price of $1.40 per common share until the date that is 36 months from the closing of the bought deal financing.

On November 14, 2016, the Company closed a bought deal financing, resulting in the issuance of 15,820,000 common shares at a price of $1.10 per common share for gross proceeds of $17,402,000 ($16,182,997, net of transaction costs).

Warrants

As a result of the March 20, 2018 bought deal financing, 17,250,000 warrants were issued.

As a result of the July 30, 2018 CIBC loan, 321,714 warrants were issued on July 31, 2018 (note 10).

As a result of the September 20, 2017 bought deal financing, 5,000,000 warrants were issued.

A summary of warrants outstanding is shown below:

	Number of warrants	Weighted average exercise price $	Weighted average remaining contractual life (years)

Balance – January 1, 2017	-	-	-
Granted	5,000,000	1.40	2.72
Balance – December 31, 2017	5,000,000	1.40	2.72
Granted	17,571,714	1.39	4.23
Balance – December 31, 2018	22,571,714	1.39	3.67

31

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

The Company estimated the fair value of the warrants issued using the Black-Scholes option pricing model with the following assumptions:

	March 20, 2018	September 20, 2017

Share price on date of issuance	$1.06	$0.95
Volatility	71%	77%
Expected life of warrants	5 years	3 years
Risk-free interest rate	2.00%	1.56%
Dividend yield	-	-

Due to the absence of company specific volatility rates for the expected life of the warrants, the Company chose comparable companies in the medical device industry. The fair value of the warrants issued as part of the March 20, 2018 bought deal financing was $9,767,750, or $0.57 per warrant, and was recorded in contributed surplus.

The estimated fair value of the warrants issued as part of the September 20, 2017 bought deal financing was $1,936,247 or $0.39 per warrant and was recorded in contributed surplus.

13	Share-based payments

Share options

Effective January 26, 2017, the Company adopted amendments to the share option plan (the Share Option Plan). The maximum number of common shares reserved for issuance under this plan is 14,047,142 common shares or such other number as may be approved by the holders of the voting shares of the Company. As at December 31, 2018, 6,244,779 (2017 – 5,318,279, 2016 – 4,689,839) options are outstanding. Each option granted allows the holder to purchase one common share, at an exercise price not less than the lesser of the closing trading price of the common shares on the TSX, on the date a share option is granted and the volume-weighted average price of the common shares for the five trading shares immediately preceding the date the share option is granted. Share options granted under the Share Option Plan generally have a maximum term of ten years and vest over a period of up to four years.

32

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

A summary of the share option changes during the years presented and the total number of share options outstanding as at those dates are set forth below:

	Number of options	Weighted average exercise price $

Balance – January 1, 2016	3,407,283	1.05
Granted	1,650,696	1.33
Exercised	(12,250)	0.30
Forfeited/expired	(355,890)	1.44
Balance – December 31, 2016	4,689,839	1.13
Granted	2,141,583	1.02
Exercised	(411,800)	0.24
Forfeited/expired	(1,101,343)	1.42
Balance – December 31, 2017	5,318,279	1.09
Granted	1,999,500	1.05
Exercised	(436,562)	0.24
Forfeited/expired	(636,438)	1.12
Balance – December 31, 2018	6,244,779	1.13

The following table summarizes information about the share options outstanding as at December 31, 2018:

Exercise price $	Number of options outstanding	Weighted average remaining contractual life (years)	Number of options exercisable

0.24	213,000	3.69	213,000
0.30	18,000	0.41	18,000
0.60	33,000	9.89	-
0.85	340,000	8.88	92,076
0.93	900,000	9.65	-
0.97	66,000	8.32	44,000
0.99	28,000	9.25	-
1.02	115,500	9.47	-
1.10	1,971,724	7.97	997,411
1.19	918,000	9.40	-
1.35	132,500	7.65	101,712
1.46	934,055	7.65	544,865
1.50	575,000	6.67	470,240
	6,244,779	8.17	2,481,304

The Company estimated the fair value of the share options granted during the year using the Black-Scholes option pricing model with the weighted average assumptions below. Due to the absence of company specific volatility rates for the expected life of the share options, the Company chose comparable companies in the medical device industry.

33

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

	May 4, 2016	July 19, 2016	August 22, 2016	September 15, 2016	November 24, 2016

Volatility	73%	73%	101%	99%	99%
Expected life of share options	6 years	6 years	6 years	6 years	6 years
Risk-free interest rate	1.18%	0.89%	0.86%	0.82%	0.94%
Dividend yield	-	-	-	-	-
Number of share options issued	30,000	50,000	934,055	82,500	554,141

	January 26, 2017	April 25, 2017	November 16, 2017

Volatility	99%	97%	135%
Expected life of share options	6 years	6 years	6 years
Risk-free interest rate	1.35%	1.37%	1.90%
Dividend yield	-	-	-
Number of share options issued	1,417,538	66,000	658,000

	March 28, 2018	May 22, 2018	June 15, 2018	August 23, 2018	November 19, 2018

Volatility	96%	82%	83%	70%	80%
Expected life of share options	6 years	6 years	6 years	6 years	6 years
Risk-free interest rate	2.14%	2.30%	2.19%	2.25%	2.47%
Dividend yield	-	-	-	-	-
Number of share options issued	33,000	918,000	115,500	900,000	33,000

Compensation expense related to share options recorded in the consolidated statements of loss and comprehensive loss for the year was $1,086,199 (2017 – $1,338,330, 2016 – $1,001,558).

14	Nature of expenses

	2018 $	2017 $	2016 $

Production and manufacturing costs	1,303,246	2,561,600	-
Salaries and benefits	9,692,860	7,131,741	5,642,202
Consulting fees	5,041,562	6,506,457	3,783,832
Research and development expenses	1,005,843	950,473	3,125,364
Sales and marketing expenses	1,236,712	1,644,971	129,461
Amortization and depreciation	1,674,438	871,838	187,008
Share-based compensation	1,086,199	1,338,330	1,001,558
Rent	738,198	591,243	555,759
Other expenses	1,012,901	934,764	1,215,230
	22,791,959	22,531,417	15,640,414

34

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

15	Finance costs

	2018 $	2017 $	2016 $

HTX and FedDev loans (note 10)	108,853	166,002	164,122
Knight Loan (note 10)	465,903	1,218,261	913,080
CIBC loan (note 10)	517,409	-	-
Royalty interest recovery (notes 10 and 11)	(63,322)	(36,438)	(249,413)
Change in fair value of contingent consideration (note 11)	(325,253)	82,578	-
Change in fair value of derivative financial instrument (note 10)	(96,619)	-	-
Provisions (note 9)	5,115	4,585	2,110
Foreign exchange loss (gain)	214,226	(185,904)	-
	826,312	1,249,084	829,899

16	Income taxes

Income tax expense differs from the tax recovery amount that would be obtained by applying the statutory income tax rate to the respective year’s loss before income taxes as follows:

	2018 $	2017 $	2016 $

Loss before income taxes	20,532,205	18,748,219	16,312,715

Recovery based on combined federal and provincial statutory rate of 26.5% (2017 – 26.5%, 2016 – 26.5%)	(5,441,034)	(4,968,278)	(4,322,869)
Permanent differences	(770,593)	(301,808)	(802,664)
Change in deferred tax assets not recognized	6,460,542	5,334,312	5,132,948
Effect of tax rates in foreign jurisdictions	(18,131)	9,897	6,639
Net income tax expense	230,784	74,123	14,054

Deferred tax assets are recognized for tax loss carry-forwards and unused tax credits to the extent that the realization of the related tax benefit through future taxable profits is probable. The Company has not recognized deferred tax assets that can be carried forward against future taxable income.

Permanent differences are primarily comprised of non-refundable tax credits and deductible finance fees not recorded in the consolidated statements of loss and comprehensive loss, offset by non-deductible share-based compensation and accretion expense.

The Company has non-capital loss carry-forwards of approximately $55,564,000 as at December 31, 2018 that expire in varying amounts from 2028 to 2038.

The Company has SR&ED expenditures of approximately $15,806,000 as at December 31, 2018, which can be carried forward indefinitely to reduce future years’ taxable income.

35

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

The Company has approximately $2,890,000 of federal and provincial tax credits that are available to be applied against federal and provincial taxes otherwise payable in future years and that expire in varying amounts from 2028 to 2038.

17	Loss per share

The following table shows the calculation of basic and diluted loss per share:

	2018 $	2017 $	2016 $

Net loss for the year	20,762,989	18,822,342	16,326,769
Weighted average number of common shares	100,395,649	61,404,141	41,510,145
Basic and diluted loss per share	0.21	0.31	0.39

For the years noted above, the computation of diluted loss per share is equal to the basic loss per share due to the anti-dilutive effect on the share options and warrants.

Of the 6,244,779 (2017 – 5,318,279, 2016 – 4,689,839) share options and 22,571,714 (2017 – 5,000,000, 2016 – nil) warrants not included in the calculation of diluted loss per share for the year ended December 31, 2018, 25,053,018 (2017 – 7,052,894, 2016 – 2,315,602) were exercisable.

18	Financial assets and liabilities

Classification of financial instruments

On January 1, 2018 (the date of initial application of IFRS 9), the Company assessed which business models to apply to the financial assets held by the Company and has classified its financial instruments into the appropriate IFRS 9 categories. A summary of the classifications under IFRS 9 as at December 31, 2018 and under IAS 39 as at December 31, 2017 is shown below.

	2018 – IFRS 9
	Fair value through profit or loss $	Financial assets at amortized cost $	Financial liabilities at amortized cost $

Cash	-	30,687,183	-
Trade and other receivables	-	2,686,112	-
Accounts payable and accrued liabilities	-	-	3,912,350
Long-term debt	-	-	11,955,245
Other liabilities	1,255,741	-	19,653
Derivative financial instrument	98,203	-	-
	1,353,944	33,373,295	15,887,248

36

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

	2017 – IAS 39
	Fair value through profit or loss $	Loans and receivables $	Other financial liabilities $

Cash	-	11,103,223	-
Trade and other receivables	-	4,251,658	-
Accounts payable and accrued liabilities	-	-	5,081,704
Long-term debt	-	-	5,145,089
Other liabilities	1,734,050	-	96,894
	1,734,050	15,354,881	10,323,687

Credit risk

Credit risk is the risk of a financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligation. The Company is exposed to credit risk on its cash and trade and other receivable balances. The Company’s cash management policies include ensuring cash is deposited in Canadian chartered banks.

The Company applies the IFRS 9 simplified approach to measuring expected credit losses, which uses a lifetime expected loss allowance for all trade and other receivables. To measure the expected credit losses, trade and other receivables are grouped based on shared credit risk characteristics and the days past due. On that basis, the loss allowance as at January 1, 2018 and December 31, 2018 is nominal as the Company only transacts with hospitals and private clinics and has not incurred any credit losses since revenue began.

Trade and other receivables are written off when there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, amongst others, failure to make contractual payments for a period of greater than 120 days past due.

Market risk

Market risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, including interest rate risk and foreign currency risk.

•	Interest rate price risk

Interest rate price risk is the risk the cash flows of a financial instrument will fluctuate due to changes in market interest rates. The Company is exposed to such fluctuations relating to the long-term debt, as it bears interest at a floating rate, whose interest rates are based on the prime rate.

If interest rates had been 1% higher on the average long-term debt balance, with all other variables held constant, loss before income taxes would have been $52,083 higher for the year ended December 31, 2018.

37

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

•	Foreign currency risk

Foreign currency risk occurs as a result of foreign exchange rate fluctuations between the time a transaction is recorded and the time it is settled.

The Company purchases goods and services denominated in foreign currencies and, accordingly, is subject to foreign currency risk. The Company’s financial instruments denominated in foreign currencies are shown below in Canadian dollars.

	2018
	US dollars $	Euro $	Canadian dollars $	Total $

Cash	136,879	1,039,205	29,511,099	30,687,183
Trade and other receivables	613,890	1,450,661	621,561	2,686,112
Accounts payable and accrued liabilities	(472,431)	(2,758,294)	(681,625)	(3,912,350)
Other liabilities (excluding deferred rent)	-	(1,255,741)	(19,653)	(1,275,394)

	2017
	US dollars $	Euro $	Canadian dollars $	Total $

Cash	18,479	338,743	10,746,001	11,103,223
Trade and other receivables	747,180	3,396,317	108,161	4,251,658
Accounts payable and accrued liabilities	(774,814)	(2,156,360)	(2,150,530)	(5,081,704)
Other liabilities (excluding deferred rent)	-	(1,734,050)	(96,894)	(1,830,944)

As at December 31, 2018, if foreign exchange rates had been 5% higher, with all other variables held constant, loss before income taxes would have been $62,292 (2017 – $8,225) higher, mainly as a result of the translation of foreign currency denominated cash, trade and other receivables, accounts payable and accrued liabilities and other liabilities.

The Company does not use derivatives to reduce exposure to foreign currency risk.

Liquidity risk

Liquidity risk is the risk the Company may encounter difficulties in meeting its financial liability obligations as they come due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis.

The Company controls liquidity risk through management of working capital, cash flows and the availability and sourcing of financing. The Company’s ability to accomplish all of its future strategic plans is dependent on obtaining additional financing or executing other strategic options; however, there is no assurance the Company will achieve these objectives.

38

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

The following table summarizes the Company’s significant contractual, undiscounted cash flows related to its financial liabilities.

	2018
	Carrying amount $	Future cash flows $	Less than 1 year $	Between 1 year and 5 years $	Greater than 5 years $

Accounts payable and accrued liabilities	3,912,350	3,912,350	3,912,350	-	-
Long-term debt	11,955,245	14,497,042	1,936,455	12,560,587	-
Other liabilities (excluding deferred rent)	1,275,394	1,365,217	429,426	935,791	-
	17,142,989	19,774,609	6,278,231	13,496,378	-

	2017
	Carrying amount $	Future cash flows $	Less than 1 year $	Between 1 year and 5 years $	Greater than 5 years $

Accounts payable and accrued liabilities	5,081,704	5,081,704	5,081,704	-	-
Long-term debt	5,145,089	5,802,658	5,268,011	534,647	-
Other liabilities (excluding deferred rent)	1,830,944	2,161,552	419,121	1,742,431	-
	12,057,737	13,045,914	10,768,836	2,277,078	-

Fair value

The fair values of cash, trade and other receivables and accounts payable and accrued liabilities approximate their carrying values, due to their relatively short periods to maturity. The fair value of long-term debt approximates its carrying amount as it has a floating interest rate.

19	Related party transactions

Key management includes the Company’s directors and senior management team. The remuneration of directors and the senior management team was as follows during the years ended December 31:

	2018 $	2017 $	2016 $

Salaries and employee benefits	1,746,024	1,021,568	1,247,563
Termination benefits	114,750	138,125	-
Directors’ fees	113,132	88,232	63,616
Share-based compensation	959,234	1,220,655	862,798
Total related party transactions	2,933,140	2,468,580	2,173,977

39

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

Executive employment agreements allow for additional payments in the event of a liquidity event, or if the executive is terminated without cause.

20	Commitments and contingencies

The Company has commitments under operating leases for the rental of office space. On March 28, 2016, the Company signed a lease for office space and took possession of this office space effective July 1, 2016. Included in prepaid expenses and deposits as at December 31, 2018 is an amount of $210,000 (2017 – $330,000) related to prepaid rent for this lease that is drawn down at $10,000 per month starting October 1, 2016. The future minimum obligations, including prepaid rent, are as follows:

$

No later than 1 year	452,574
Later than 1 year and no later than 5 years	1,775,583
Later than 5 years	1,085,135
Total commitments and contingencies	3,313,292

All directors and officers of the Company are indemnified by the Company for various items including, but not limited to, all costs to settle lawsuits or actions due to their association with the Company, subject to certain restrictions. The Company has purchased directors’ and officers’ liability insurance to mitigate the cost of any potential future lawsuits or actions. The term of the indemnification is not explicitly defined, but is limited to events for the period during which the indemnified party served as a director or officer of the Company. The maximum amount of any potential future payment cannot be reasonably estimated but could have a material adverse effect on the Company.

The Company has also indemnified certain lenders and underwriters in relation to certain debt and equity offerings and their respective affiliates and directors, officers, employees, shareholders, partners, advisers and agents and each other person, if any, controlling any of the underwriters or lenders or their affiliates against certain liabilities.

21	Capital management

The Company’s capital management objectives are to safeguard its ability to continue as a going concern and to provide returns for shareholders and benefits for other stakeholders by ensuring it has sufficient cash resources to fund its research and development activities, to pursue its commercialization efforts and to maintain its ongoing operations. The Company includes its share capital, deficit and long-term debt in the definition of capital.

40

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

A summary of the Company’s capital structure is as follows:

	2018 $	2017 $

Common shares	120,932,404	98,365,770
Deficit	(111,033,661)	(90,270,672)
Long-term debt	11,955,245	5,145,089
	21,853,988	13,240,187

22	Segment reporting

The Company’s operations are categorized into one industry segment, which is medical technology focused on magnetic resonance guided ablation procedures for the treatment of prostate disease, uterine fibroids and palliative pain treatment for patients with metastatic bone disease. The Company is managed geographically in Canada, Germany and Finland.

For the year ended December 31, 2018:

	Canada $	Germany $	Finland $	Total $

Revenue	1,436,654	1,165,624	-	2,602,278
Cost of sales	844,015	934,486	-	1,778,501
Gross profit	592,639	231,138	-	823,777

Operating expenses
Research and development	7,844,125	-	2,421,263	10,265,388
General and administrative	6,256,746	-	399,977	6,656,723
Selling and distribution	2,004,143	1,676,389	410,815	4,091,347
Total operating expense	16,105,014	1,676,389	3,232,055	21,013,458

Operating loss	15,512,375	1,445,251	3,232,055	20,189,681
Net finance costs				342,524
Loss for the year before income taxes				20,532,205

41

Profound Medical Corp.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 and 2016

For the year ended December 31, 2017:

	Canada $	Germany $	Finland $	Total $

Revenue	3,331,606	1,572,944	-	4,904,550
Cost of sales	1,967,677	1,064,531	-	3,032,208
Gross profit	1,363,929	508,413	-	1,872,342

Operating expenses
Research and development	8,952,890	-	685,300	9,638,190
General and administrative	5,617,214	-	318,001	5,935,215
Selling and distribution	1,950,204	1,819,814	155,786	3,925,804
Total operating expense	16,520,308	1,819,814	1,159,087	19,499,209

Operating loss	15,156,379	1,311,401	1,159,087	17,626,867
Net finance costs				1,121,352
Loss for the year before income taxes				18,748,219

Other financial information by segment as at December 31, 2018:

	Canada $	Germany $	Finland $	Total $

Total assets	42,437,691	1,093,184	3,018,997	46,549,872
Goodwill and intangible assets	7,422,726	-	-	7,422,726
Property and equipment	797,296	266	409,795	1,207,357
Amortization of intangible assets	1,128,437	-	-	1,128,437
Depreciation of property and equipment	296,093	3,100	246,808	546,001

Other financial information by segment as at December 31, 2017:

	Canada $	Germany $	Finland $	Total $

Total assets	25,546,183	1,227,216	1,105,980	27,879,379
Goodwill and intangible assets	8,551,163	-	-	8,551,163
Property and equipment	1,093,389	3,366	629,395	1,726,150
Amortization of intangible assets	500,518	-	-	500,518
Depreciation of property and equipment	268,403	2,290	100,627	371,320
Intangible assets and goodwill additions or acquisition	8,815,680	-	-	8,815,680
Property and equipment additions or acquisition	409,435	4,984	730,022	1,144,441

42